Exhibit 11.1

GUIDE FOR ETHICAL BUSINESS CONDUCT

the right way, every day

CONTENT

Message from the CEO	1

Our Commitment to Integrity	2
Applicability of this Guide	3
The Right Way, Every Day	4

Vision and Values	5
Our Vision	5
Our Values	6

Our Commitment based on Integrity	7

Our Associates	8
Fair Treatment and Equal Employment Opportunity	8
Health and Safety	8
Harassment	8
Drug and Alcohol Abuse	9
Workplace Violence	9
No Retaliation	9

Our Customers	11
Dealing with Customers	11
Marketing	11
Food Safety	11

Our Shareholders	12
Records Management	12
Keeping Accurate Records	13
Protecting Company Assets	13
Data Privacy and Security	13
Protecting Confidential Information	14
Acceptable Use of Company Assets	14
Conflict of Interest	15
Outside Employment	15
Accepting Gifts	15
Gathering Competitive Information	16
Authority to Act on Behalf of the Company	16
Trading on Inside Information	17

Our Communities	18
The Law	18
Fair Competition and Antitrust	18
Environment	19
Personal Political Activities	19

Corporate Political Activities	19
Dealing with Governments	19
Government Requests	20

Our Commitment to Resolving Issues	21
Resolving Ethical Concerns	21
Reporting Violations	21
Corrective Action	21
Amendments and Waivers	22

Important Contact Information	23

Important

This Guide is effective as of March 1, 2010, except with respect to any associates for which additional approval or review is required, or is determined to be customary or appropriate, by any governmental regulatory body or workers council, preserving in this process the tradition of good social dialogue. Delhaize Group’s policies, guidelines and related procedures are subject to unilateral change by Delhaize Group at any time. In adopting and publishing its policies and these guidelines, Delhaize Group expressly states that (1) in some respects its policies and guidelines exceed the requirements of law and industry practice, (2) nothing contained in Delhaize Group’s policies and guidelines should be construed or applied as a binding interpretation or definition of the law or industry practice, and (3) any act by a Delhaize Group employee or agent in violation of the law or of Delhaize Group’s policy is beyond the scope of such person’s duty, authority and responsibility and is not an act by or on behalf of Delhaize Group.

This Guide is neither an employment contract nor an amendment to an employment contract. We do not create any contractual or legal rights or guarantees by issuing these policies.

ii

Message from the CEO

Dear Associates and Colleagues,

As we strive to enrich the lives of our customers, associates and the communities we serve in a sustainable way, we are guided by our shared values of determination, courage, humility, integrity and humor. Each of these values reflects our purpose that together we will deliver “the best of Delhaize for life.”

The fulfillment of our purpose requires a sustained focus on conducting our business in a manner that is consistent with our values. For that reason, I am pleased to introduce to you the Delhaize Group Guide for Ethical Business Conduct. This Guide outlines the standards of conduct that support our commitment to integrity –– a commitment that requires that we conduct our business in an ethically responsible manner that respects and protects our relationships with our associates, our customers, our shareholders, and our communities.

This Guide is the core of a comprehensive compliance network that supports and encourages ethical business conduct. It is a tool that can help you make sound business decisions that meet the ethical and legal standards that define our business and upon which our reputation is based. It is your responsibility to read, understand and apply the principles contained in this Guide.

Acting with integrity is about more than protecting our company’s image and reputation, or avoiding legal issues. It is also about sustaining a place where we all support, respect and inspire each other and the values that we share. Ultimately, men and women of integrity do the right thing regardless of the circumstances and even when no one is looking over their shoulder.

For over 140 years, our commitment to integrity has been foundational to our success. Today, as a global company, we are committed to being a responsible corporate citizen in every country and community where we do business. Integrity is more important than ever as we make decisions and empower each and every associate to conduct our business “the right way, every day.”

Thank you for your commitment to Delhaize Group. Together we deliver the best of Delhaize for life.

Pierre-Olivier Beckers,

President and Chief Executive Officer

Our Commitment to Integrity

Determination. Integrity. Courage. Humility. Humor. At Delhaize Group, we share these common values that are the foundation of our behavior; they give clear guidance on what is expected from everyone across the Group. They are key to our success.

Integrity is foundational to our commitment to conduct our business in an ethically responsible manner that recognizes and protects our relationships with associates, customers, shareholders, vendors, and communities. At Delhaize Group, we refer to this commitment as “The Right Way, Every Day.” As associates of Delhaize Group, we must apply common values and standards to support this commitment and to foster an environment that recognizes that integrity is the foundation of who we are and how we do business. The Right Way. Every Day: The Delhaize Group Guide for Ethnical Business Conduct (the “Guide”) outlines the standards of integrity and responsible conduct that supports this commitment.

Applicability of this Guide

The provisions of this Guide apply to all directors, officers and associates of Delhaize Group and each of its subsidiaries (referred to as the “Company” or “Delhaize Group”) worldwide. Directors, officers and other employees of the Company are referred to collectively as “associates.”

This Guide is not intended to address every ethical issue that might arise, nor does it identify all internal policies or external laws and regulations that apply to our Company or associates. Rather, this Guide is intended to provide a framework which can be used by associates to make appropriate choices regarding the business of Delhaize Group. If you have a question about this Guide or any other ethical issue that you encounter in your work for the Company, you are encouraged to contact your local management, Compliance Coordinator, Human Resources or Legal Department or the Delhaize Group Office of Compliance and Ethics. Contact information for these resources can be found on page 23 of this Guide.

Delhaize Group may have policies or practices within your business, region or country that require more of you than is required by this Guide. In that event, you must comply with the stricter policy or practice.

This Guide is not intended to conflict with any law applicable in the country or local jurisdiction where you work. However, if a local law conflicts with any provision of this Guide, you must comply with the law. Any such conflicts should be reported to the Office of Compliance and Ethics.

Question > Why does Delhaize Group have one standard Guide? Why don’t we have regional codes that address issues that are more relevant to particular locations?

Answer > Our standards of integrity and responsible conduct are universal. We embrace the same high ethical standards wherever we operate. Because we recognize that the actual application of these standards as well as laws and regulations may vary by location, the Company has provided other resources and policies to help address the specific issues within a particular region.

The Right Way, Every Day

As an associate, you are expected to conduct our business the right way, every day by acting ethically and demonstrating integrity in all situations. You are expected to know and follow the policies and principles in this Guide, just as you are expected to know and follow the policies and procedures of your operating company that are relevant to your job. You must also comply with all laws and regulations that apply to our business.

Most of the time, good judgment and common sense provide excellent guideposts for decision making. Another useful guide for conducting our business the right way, every day is to ask yourself three questions before taking any action or making a decision:

>	Is it legal?

>	Is it ethical?

?	Is it in the best interests of the Company?

If your answer to each question is “yes,” then it is likely that you have found the proper course of action from an ethical perspective.

Question > What happens if I am faced with a situation where acting ethically conflicts with making a profit for the company? What does the company expect me to do in those situations?

Answer > You must always engage in legal and ethical conduct no matter what the circumstances are, even if it means losing business or profits. Remember that our long-term profitability depends on our reputation, which should never be sacrificed to meet short-term profit goals.

Vision and Values

Our Vision

>>	Nutritious, healthy, safe and affordable.

Together, we deliver the best of Delhaize for life.

Together, we aspire to enrich the lives of our customers, associates, and the communities we serve in a sustainable way.

Together, we offer assortments, products and services that are nutritious, healthy and safe, everyday, at prices all customers can afford.

We are connected with our colleagues across the Group. We learn, we grow talent and we innovate. We support, we respect and we inspire each other.

Together, we deliver the best of Delhaize for life.

Our Values

>>	Determination

We commit to perform, even if barriers stand in our way. We deliver. We know we can count on each other to achieve our goals.

>>	Integrity

We are authentic. We are honest with ourselves and with others. We are fair and principled towards our colleagues, our suppliers, our customers, our communities and our planet. We stick to our word. We have nothing to hide. We take fact-based decisions. We work together in an open, transparent way.

>>	Courage

Courage is required for the road less travelled. The courage rebound from tough times and temporary setbacks. We have demonstrated courage throughout our storied history. Courage resides in our hearts and fuels us to challenge, persevere, and succeed.

>>	Humility

Clearly knowing who you are and what you are able to do allows you to pass on your experience and to accept help yourself whenever appropriate. A humble person is inspired to teach and to learn from others. A humble person always looks for ways to serve others.

>>	Humor

Humor helps to put things in perspective and to distance oneself from setbacks and success. Humor keeps us from taking ourselves too seriously. Humor makes work enjoyable while sparking creativity and innovation.

Our Commitment based on Integrity

>>	We are committed to integrity in all of our relationships:

>>	Our Associates

>>	Our Customers

>>	Our Shareholders

>>	Our Communities

To make this Guide more practical to use, we have organized it into 4 sections. These topics are the pillars that are supported by our organizational commitment to integrity.

>>	Associates

At Delhaize Group, our vision includes being connected with our colleagues by supporting, respecting and inspiring each other. This vision protects our most valuable asset –– our associates. Our success as a Company depends on the unique contribution, hard work and dedication of all our associates. As a Company and as individuals, we must commit ourselves to treat each other in a fair, respectful and honest manner.

>>	Customers

To deliver the best for life to our customers, we must earn their loyalty and trust by delivering nutritious, healthy, safe and affordable products and services, and by treating our customers the way we would want to be treated –– fairly and with respect.

>>	Shareholders

If Delhaize Group is going to deliver on its vision and live up to its values, it must operate from a position of strength and stability. The investment of our shareholders enables and energizes our vision and values. Associates are expected to carry out their responsibilities in a manner that protects the interests of the Company and the investment of our shareholders. Our shareholders trust us to continually improve the Company’s performance, to protect the Company’s assets, and to create shareholder value. Associates have an obligation to reward that trust.

>>	Communities

Our vision and values are foundational to our commitment to corporate responsibility and supporting the communities where we do business. We actively seek to make every community in which we operate a better place to live and work, knowing that our success is directly linked to the success of those communities. We also recognize the importance of doing business with external business partners, vendors, contractors, agents, and consultants who demonstrate high standards of ethical business conduct and share our commitment to responsible corporate citizenship. Our continued global success depends upon this commitment.

Our Associates

>>	At Delhaize Group, our vision includes being connected with our colleagues by supporting, respecting and inspiring each other. This vision protects our most valuable asset – our associates. Our success as a Company depends on the unique contribution, hard work and dedication of all our associates. As a Company and as individuals, we must commit ourselves to treat each other in a fair, respectful and honest manner.

Fair Treatment and Equal Employment Opportunity

The Company believes all associates deserve a workplace where they are respected and appreciated. Our policies are designed to ensure that associates are treated fairly and with respect and that associates treat others with that same respect. The Company strives to provide its associates with challenging and rewarding opportunities for personal and professional growth and is committed to make employment decisions without regard to gender, race, ethnicity, religion, sexual orientation, age, pregnancy, national origin, veteran or marital status, disability, or any other legally protected status. This commitment applies to all phases of the employment relationship, including promotions, demotions, transfers, layoffs or terminations, compensation, and selection for training and related programs. All officers and other associates are expected to comply with applicable laws and Company policies relating to equal opportunity and non-discrimination.

Health and Safety

The Company is committed to providing a safe and healthy work environment wherever the Company does business. Associates are expected to comply with safety and health laws and regulations that apply to our business activities as well as with related Company policies and procedures. Each associate is responsible for knowing and observing the safety and health rules and practices that apply to his or her job. If you become aware of any threat to the safety of our customers, associates or facilities, you should report it immediately to your supervisor or a member of management.

Harassment

All associates are expected to conduct themselves in a manner appropriate for their work environment, and to be sensitive to and respectful of the concerns and values of others. The Company does not tolerate verbal or physical conduct by any associate or any other person that disrupts or interferes with the work performance of an associate or which creates an intimidating, offensive or hostile work environment. Unwelcome sexual advances, harassment, threats of violence and other inappropriate personal conduct are prohibited. This includes harassment based upon gender, race, ethnicity, religion, sexual orientation, age, pregnancy, national origin, veteran or marital status, disability, or other characteristics or categories protected by law. Harassment can be verbal, non-verbal, or physical in nature and can take many forms, including behavior that offends, threatens, or disturbs others or which creates an unpleasant or hostile environment.

If you observe or are subjected to harassment, you should report it immediately. The Company will promptly investigate all credible allegations of harassment and will take appropriate action in accordance with Company policy. Associates are expected to cooperate fully in the

Company’s investigation of harassment complaints. Retaliation against anyone who reports harassment or participates in an investigation will not be tolerated.

Question > I have a co-worker that frequently makes inappropriate remarks or tells jokes that make me feel uncomfortable. I don’t feel comfortable speaking with my supervisor because she is aware of the behavior and often observes and appears to condone my co-worker’s actions. If I object, I’m afraid everyone will think I’m being over-sensitive. Should I just ignore it?

Answer > No, ignoring the problem will not resolve it. Associates are encouraged to promptly report any harassing, discriminatory or retaliatory conduct. Prompt reporting of any inappropriate conduct enables the Company to respond in a timely manner and helps to maintain an environment free of harassment and discrimination for all associates. You are not required to report the inappropriate conduct to your supervisor if that supervisor is involved in the complaint.

Drug and Alcohol Abuse

The safety of fellow associates and customers may depend on your ability to think clearly and to react quickly. Being under the influence of alcohol or drugs or improperly using medication may diminish your ability to perform your job effectively and safely. Therefore, the possession or sale of illegal drugs or being under the influence of illegal drugs or alcohol on Company time, on Company property, or while operating a Company vehicle, is prohibited.

Question > I suspect a colleague is occasionally coming to work intoxicated and may even be drinking on the job. I’m concerned for my colleague’s health and safety. What can I do?

Answer > You should report this situation to your supervisor. If you are not comfortable discussing the matter with your supervisor, you can also report this concern to the Human Resources Department.

Workplace Violence

The Company is committed to providing a safe, violence-free workplace and strictly prohibits associates, consultants, vendors, customers, visitors, or anyone else on Company premises or engaging in a Company-related activity from behaving in a violent or threatening manner. Workplace violence includes but is not limited to threats, physically aggressive or violent behavior, intimidation, and sabotage or threats of sabotage of Company property. If you observe or become aware of any violent or threatening behavior by any associate, vendor, customer, or other person, you must notify your supervisor or a member of management immediately. In the event that you observe or become aware of any violent or threatening behavior that constitutes imminent risk of physical harm to any person, contact local law enforcement immediately. The Company will promptly investigate all reported allegations of workplace violence and will take appropriate action in accordance with Company policy.

No Retaliation

The Company will not retaliate against anyone who, in good faith, properly reports a possible violation of law or Company policy, nor will the Company tolerate any harassment or intimidation of any associate who reports a suspected violation or participates in an investigation of a suspected violation. Good faith does not mean you have to be right, but it does mean you are providing all of the information you have and that you believe it to be true. An associate who knowingly or recklessly makes statements or disclosures that are not in good faith may be subject to corrective action. Any person who engages in retaliation, directly or indirectly, or encourages others to do so, may be subject to corrective action.

Question > What if I fear retaliation for reporting a potential violation of law or Company policy?

Answer > Retaliation against any associate who seeks advice, raises a concern, or reports misconduct is strictly prohibited. If you suspect that you or another associate have been retaliated against for raising a good faith concern, you should contact the Office of Compliance and Ethics immediately.

Our Customers

>>	To deliver the best for life to our customers, we must earn their loyalty and trust by delivering nutritious, healthy, safe and affordable products and services, and by treating our customers the way we would want to be treated –– fairly and with respect.

Dealing with Customers

Each Associate is expected to treat our customers with dignity and respect in all of our communications and interactions with them. Associates must never harass or discriminate against any customer. Associates must communicate honestly with our customers in all of our interactions with them, including the accuracy of the scanned and posted prices charged for our products. If a pricing error is identified, associates are expected to work with their manager to resolve the issue immediately.

Marketing

The Company is committed to accurate and appropriate marketing, promotion, advertising, labelling and packaging. Accordingly, associates whose job responsibilities include the marketing, promotion, advertising, labelling or packaging of our products or stores must comply with the following guidelines:

>	Company communications, advertising and product labelling must be accurate and adhere to all applicable laws.

>	Associates may not disseminate false information about a competitor or a competitor’s product.

>	Advertising should avoid messages, depictions, or characterizations that would be offensive to the Company’s customers or associates in the geographical area in which the advertising is used.

Food Safety

For our Company, food safety is a top priority and we are committed to offering products that are safe for our customers around the world. Associates have a responsibility to know and understand the food and product safety policies and laws that impact their jobs. Associates also must comply with all relevant food safety laws and applicable Company policies in their local jurisdictions.

Our Shareholders

>>	If Delhaize Group is going to deliver on its vision and live up to its values, it must operate from a position of strength and stability. The investment of our shareholders enables and energizes our vision and values. Associates are expected to carry out their responsibilities in a manner that protects the interests of the Company and the investment of our shareholders. Our shareholders trust us to continually improve the Company’s performance, to protect the Company’s assets, and to create shareholder value. Associates have an obligation to reward that trust.

Records Management

Maintaining Company records properly, whether in electronic or paper format, is very important. Company records should be retained, maintained, and disposed of in accordance with relevant legal requirements and with the established record management programs or policies of your operating company. Associates are prohibited from destroying any records that may be relevant to any foreseeable or pending litigation, government investigation or proceeding.

Question > How do I determine how long I must keep my records and when I can dispose of them?

Answer > First, you must determine if the document is required for a legal or audit investigation before disposing of any records. If it is, all disposal activities must be suspended immediately. Second, consult Delhaize Group record management guidelines to determine how long the document should be retained. If further information is required, contact your local compliance coordinator.

Keeping Accurate Records

Every day, at all levels of the Company, associates make decisions based on the information that is recorded by other associates, so having accurate information is vital for our continued business success. It is the Company’s policy to keep books, records, and accounts that accurately reflect all transactions and to provide a comprehensive system of internal accounting and controls. The Company expects associates to ensure that those portions of our books, records and accounts for which they have responsibility are valid, complete, accurate and supported by appropriate documentation in verifiable form. Examples include, but are not limited to:

>	Financial statements and related accounting entries and adjustments;

>	Expense sheets;

>	Time sheets;

>	Product and quality reports; and

>	Documents filed with or submitted to government or regulatory agencies.

All associates who exercise supervisory duties over the Company’s assets or records are expected to establish, implement and follow appropriate controls for the processes relating to those assets and records within their area of responsibility. These controls will help ensure the safeguarding of the Company’s assets and the accuracy of our financial records and reports.

If you become aware of any inaccurate financial reporting, questionable transactions or accounting practices involving the Company, you must report the matter immediately to your local Legal Department, your local Compliance Coordinator, the Delhaize Group Office of Compliance and Ethics, the Delhaize Group Vice President of Internal Audit, or the Chairman of the Delhaize Group Audit Committee.

Protecting Company Assets

Each associate of the Company must comply with all Company policies and procedures to protect the assets of the Company. Company assets include not only physical and tangible items such as inventory, equipment, vehicles, furnishings, fixtures, funds, supplies and computer and telephone networks, but also include intangibles such as ideas, creations, and concepts. All rights to property and information generated or obtained as part of an associate’s employment with the Company remain the exclusive property of the Company, unless otherwise provided by law.

Data Privacy and Security

During the course of your employment, you may have access to personal data belonging to our associates, shareholders, vendors and customers. The Company seeks to maintain the privacy and security of this personal information. Associates are expected to maintain the privacy of personal information for which they have responsibility or to which they have access, and to use that information only as needed for authorized Company business.

Unless included as a part of their normal job responsibilities, or otherwise authorized by a supervisor, associates are expressly prohibited from accessing any systems or databases containing personal information, such as associate or personnel records, customer information, information pertaining to stock ownership or incentive programs, or the e-mail and voice mail messages of co-workers. The Company has implemented security policies to help ensure that only authorized individuals have access to personal information. Each associate is expected to comply with those policies, as well as any applicable local privacy regulations.

In the event that you become aware of or suspect a breach of our data security, you must report it immediately to your supervisor, the local Legal Department or your local Compliance Coordinator.

Question > Data privacy laws only cover sensitive data, like medical data and credit card numbers, right?

Answer > Wrong. Where data privacy laws are applicable, they apply to all personal data of individuals. Their e-mail address, business and home contact details, their voice and image — these are all personal data protected by data privacy laws as long as such data can be linked to an identifiable individual.

Protecting Confidential Information

Protecting the Company’s confidential business information is critical to our success since the disclosure of this information may be extremely damaging to our competitive position. Examples of confidential information include trade secrets, detailed sales and profit figures, new product or marketing plans, development ideas or information, product formulations, information about suppliers and customers, and information about potential acquisitions, divestitures and investments. Protecting confidential information requires that we:

>	keep it physically and electronically secure;

>	do not disclose it to persons outside of the Company;

>	limit access and disclosure within the Company to only persons who need the information to do their job properly; and

>	avoid discussion of confidential information in public places.

Each associate’s obligation to preserve and protect the confidentiality of Company information is ongoing, even after employment with the Company ends. Disclosure of confidential information may result in disciplinary action including but not limited to termination of employment.

Acceptable Use of Company Assets

Associates may not use Company equipment or resources for personal use or for any illegal or improper purpose, such as the creation, storage or transmission of content that others might find offensive. Associates should not send a message or store any information that you would not want to be seen or heard by other individuals. Unless otherwise provided by law, e-mail, voicemail, and any other information or data stored on Company equipment or devices are considered Company property, and the Company reserves the right to access, disclose and use this information in its sole discretion or as otherwise may be required by law.

Question > I was using my home computer and came across a site where confidential Delhaize Group information was being published. What should I do?

Answer > Disclosure of confidential company information is strictly forbidden, as it may seriously harm the Company in trying to achieve its business objectives. Discuss your observation with your supervisor. You may also contact your local Compliance Coordinator or the Office of Compliance and Ethics.

Conflict of Interest

A conflict of interest arises when an associate’s personal, social, financial or political interests interfere with the associate’s ability to act in the best interest of the Company. Associates should avoid any situation that creates even the appearance of a conflict. Although it is impractical to present an exhaustive list of actions and relationships that may result in a conflict of interest, the following are examples of potential conflicts of interest:

>	Outside employment that interferes with an associate’s ability to perform his or her work for the Company or that involves a competitor, supplier or customer of the Company;

>	Relatives or close personal relationships with individuals who are employed by a competitor, supplier or customer;

>	An ownership interest in a business enterprise that does or desires to do business with the Company;

>	Taking personal advantage of a business or investment opportunity that belongs to the Company;

>	Accepting gifts from a supplier or customer; or

>	Using confidential company information or other corporate assets for personal profit.

Associates who have questions about a potential conflict of interest, or who wish to disclose a potential conflict of interest, should contact their supervisor, their local Compliance Coordinator or their local Legal Department. Associates who fail to disclose conflicts of interest, or engage in such transactions without proper disclosure and approval, may be subject to corrective action, up to and including dismissal.

Outside Employment

In general, associates may be employed outside of the Company, as long as their outside employment does not interfere with their ability to do their job with the Company. Outside business may not be conducted during working hours and may not involve the use of Company equipment, supplies or information. Associates may not be employed by, or otherwise provide services for or receive benefit from, any customer, supplier or competitor of the Company without prior written approval from their supervisor and the local Legal Department. Approval is not required for service as an officer or director of a charitable or other non-profit institution or trade organization.

Accepting Gifts

The Company strives to maintain a cordial but professional relationship with its vendors, suppliers, franchisees, contractors, and other members of the business community. These relationships are vital to our success, and should be based on good business judgment, mutual trust and fair dealing. Gifts or entertainment provided to our associates by a vendor can make it difficult to be objective when dealing with the person or company that provides such benefits. Therefore, associates may not accept gifts or entertainment from any organization or individual if doing so might impair, or appear to impair, their ability to perform Company duties or to exercise judgment in a fair and unbiased manner.

If you accept a gift or favor, you must disclose the fact and amount of the gift to your supervisor, unless the gift has a de minimis value or consists of unsolicited promotional materials of a general advertising nature. No gift should be accepted unless the gift:

>	is reasonable and customary;

>	is accepted without any understanding that the recipient or the Company is in any way obligated; and

>	would not embarrass our Company if publicly disclosed.

Gifts of a ceremonial nature in keeping with local custom are permitted as long as acceptance does not violate any applicable law, can not be construed as a bribe or payoff, and would not embarrass the Company if disclosed publicly.

Question > It is customary in my country to be invited by a supplier to a restaurant to discuss their products. Is this acceptable?

Answer > The preferred location to discuss supplier products is in the Company’s office or in the supplier offices. In certain instances, it may be appropriate to have a product discussion outside of those settings. If you feel that such an exception is warranted, you should consult with your supervisor for further guidance.

Gathering Competitive Information

To compete in the marketplace, it is necessary and appropriate to gather information about our industry and our competitors. However, some forms of information gathering are unethical and may even violate the law. Associates should never use illegitimate methods to acquire a competitor’s confidential information. If you believe that any proprietary or confidential information about a competitor or supplier has been obtained improperly, you should report the matter to your local Legal Department and refrain from using or further distributing the information.

Question > We recently hired a strategy analyst from one of our competitors. Can I ask her to share her former employer’s new strategy development plans?

Answer > No. You can use the skills and expertise she developed while employed by our competitor, but you cannot ask her to divulge confidential or proprietary information. If she is asked for this information, she should refuse to share it. If she offers the information, you must refuse to accept it.

Authority to Act on Behalf of the Company

Our customers and suppliers trust that the associate with whom they are dealing is authorized to act on behalf of the Company. Associates who are authorized to act on behalf of the Company must adhere to the limits of their authority and may not take any action to exceed or circumvent these limits. Unless authorized to do so, associates may not sign any document(s), act as a representative, or exercise authority on behalf of the Company. If you have a question about your authority to act on behalf of the Company, you should review your operating Company’s Designation of Authority policy or contact your supervisor, your local Legal Department or your local Compliance Coordinator.

Trading on Inside Information

While engaged in the scope of your employment with the Company, you may become aware of information that has not been released to the public and that may be material to an investor’s decision to buy or sell the stock or other securities of the Company or another company. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision to buy or sell a security. It is a violation of Company policy and the law to trade in the securities of a company, including Delhaize Group, while in possession of material non-public information about that company. If an associate possesses material, non-public information, they may not disclose such information to anyone else (including friends and family members) until the information has been released publicly and the public has had time to react.

Associates who involve themselves in trading on the basis of material, non-public information, either by personally engaging in trading or by disclosing confidential material information to others, may be subject to immediate dismissal from the Company as well as prosecution by governmental authorities.

For more information on the general trading and disclosure restrictions as well as additional trading restrictions applicable to designated persons, please refer to Delhaize Group’s Trading Policy, which may be found on Lion Net (http://Lionnet.delhaizegroup.net).

Question > I realize that I can’t buy or sell the Company’s stock based on insider information, but can I advise a family member or friend to do so?

Answer > No. You may be violating insider trading laws just as if you were buying the stock yourself. You and the person you advised could be violating the law.

Our Communities

>>	Our vision and values are foundational to our commitment to corporate responsibility and supporting the communities where we do business. We actively seek to make every community in which we operate a better place to live and work, knowing that our success is directly linked to the success of those communities. We also recognize the importance of doing business with external business partners, vendors, contractors, agents, and consultants who demonstrate high standards of ethical business conduct and share our commitment to responsible corporate citizenship. Our continued global success depends upon this commitment.

The Law

The business and activities of the Company are subject to many laws, rules, and regulations in the various countries and jurisdictions in which we operate. The policy of the Company has been, and will continue to be, to comply with all applicable laws in the conduct of our business. No associate or director, whether by commission or omission, may violate or permit any violation of applicable law or regulation. Any action or failure to act that the associate knew or reasonably should have known violated any applicable law or regulation will not be tolerated and may subject such associate to corrective action.

Question > I am attending a trade association meeting and several members are discussing pricing strategy. What should I do?

Answer > If issues such as pricing strategy are discussed among competitors, there is the possibility that price-fixing or collusion could occur or be perceived to have occurred. Many countries prohibit the discussion of pricing among competitors for this reason. If you find yourself in this situation, you should excuse yourself from the meeting immediately. Promptly advise the Legal Department of what you have observed.

Fair Competition and Antitrust

Competition and antitrust laws are designed to ensure a competitive free market system. The Company is committed to complying with all applicable antitrust and competition laws wherever we do business. We compete on the merits of our service, the prices we charge, and the customer loyalty we earn, and not on the basis of illegal and unfair competition or tactics.

Some of the most serious violations of competition laws occur between competitors, such as agreements to fix prices or to divide customers, territories, or markets. It is therefore important to avoid discussions with competitors regarding pricing, terms and conditions, costs, marketing plans, customers, and any other proprietary or confidential information. It is also important to avoid discussions with suppliers that may amount to indirect price setting through supplier guidance.

In the event of a competition law or antitrust violation – even one that is unintentional – the Company may be exposed to substantial fines and penalties, as well as severe damage to its reputation. These laws are often complex and associates should always seek guidance from the local Legal Department if they are uncertain about what the law requires or allows. If you become aware of any conversation or activity that may violate competition laws, report it to your local Legal Department or your local Compliance Coordinator.

Environment

As a good corporate citizen, we have a responsibility to be good stewards of the environmental resources we use and consume. Furthermore, we are committed to complying with all relevant environmental laws, rules and regulations in every country and community in which we operate. Accordingly, each associate is expected to conduct the Company’s business in an environmentally responsible manner by ensuring compliance with relevant laws and regulations.

Personal Political Activities

The Company respects and supports the rights of associates to participate in personal political activities and to take personal positions on political issues and candidates. However, associates may not speak on behalf of the Company unless specifically authorized to do so by their local legal or government relations department. Personal political activities should not be conducted on Company time, should not use the associate’s authority or position to coerce other associates, and should not involve the use of Company resources, including telephones, computers, copiers, or office supplies. Associates will not be reimbursed for political contributions.

Corporate Political Activities

The Company may express its views on local and national issues that affect its operations. In such cases, Company funds and resources may be contributed or used, but only to the extent permitted by law and consistent with relevant Company guidelines and policies. The Company may make contributions to political parties, candidates, or issue advocacy groups where appropriate and in accordance with applicable law. No associate may make or promise political contributions or support to a political campaign or candidate on behalf of the Company without proper authorization.

Dealing with Governments

Many countries in which the Company does business have specific laws on conducting business with government officials. These laws typically prohibit a company (including its shareholders, directors, officers, other associates, or advisors) from directly or indirectly offering, promising to pay, or authorizing the payment of money or anything of value (including gratuities, gifts, entertainment and travel) to a government official to obtain favorable treatment. These prohibitions are applicable to all of our businesses, regardless of geographical location, and the Company expects all of its associates to adhere to these laws. Because we can be liable for the illegal activities of our agents and brokers, due diligence should be applied in the selection and use of agents and brokers to ensure that our payments to those agents and brokers will not be used as bribes on our behalf.

Question > A food safety inspector has arrived at a Company distribution center. May I present a case of products to the inspector as a sign of good will?

Answer > No. You should never offer anything of value to a government official.

Government Requests

It is the Company’s policy to cooperate with lawful requests for information or premises visits by government agencies and regulatory authorities. Cooperation includes providing truthful and accurate responses and properly preserving and protecting any Company documents or records that may be relevant to a request or investigation. All such requests for information should be reported to the local Legal Department immediately, and the guidance of the local Legal Department should be received before responding to any such request, other than what is provided on a routine basis.

Our Commitment to Resolving Issues

Resolving Ethical Concerns

Throughout this Guide, there are references to reporting issues or seeking additional guidance regarding ethical or compliance issues. If you need such guidance or if you need to report any issue, unless otherwise directed herein you may contact any of the following reporting resources:

>	Your local supervisor or management

>	Your local Compliance Coordinator

>	Your local Human Resources or Legal Department

>	The Delhaize Group Office of Compliance and Ethics

You may also submit a report using the Company’s Compliance and Ethics help line or online reporting tool. These reporting resources are available 24 hours a day, 7 days a week, and can receive reports in languages spoken by our associates around the world. Contact information for each of these resources is available on page 23 of this Guide.

Reporting Violations

If you become aware of a situation that may involve a violation of this Guide or any other internal or external law, regulation or policy, or if you are asked or instructed by management or your supervisor to do something that violates any law, regulation, company policy or this Guide, you have a duty to your colleagues and the Company to properly report the potential violation.

If you need to report an issue that involves any individual or group that is identified as a reporting resource, you should make the report to a different reporting resource. If you are unsure where to file a report or if you are uncomfortable reporting your concern within your operating company, you may contact the Delhaize Group Office of Compliance and Ethics or make a report to the Company’s Compliance and Ethics help line. Regardless of the reporting option you choose, the key is to speak up and bring concerns forward to that issues can be promptly identified and adequately addressed.

When you make a report to the Delhaize Group office of Compliance and Ethics or by using the Company’s Compliance and Ethics help line or online reporting tool, you may choose to remain anonymous. If you choose to identify yourself, the Company will keep your identity confidential in a manner consistent with conducting a thorough and fair investigation.

The Company is committed to protecting associates from retaliation when they raise alleged violations of company policy or the law. Retaliation against associates for reporting a business conduct issue or a violation of company policy or law is strictly prohibited, and may result in corrective action for the individual who retaliates.

Corrective Action

When the Company receives credible information regarding a possible breach of law or Company policy, the Company will promptly initiate an investigation of the alleged violation. If the Company determines that a breach or violation has occurred, the Company may initiate appropriate corrective action, up to and including discharge of the involved associates. If a violation of government law or regulation occurs, the Company may notify appropriate government authorities. If you are responsible for a violation that results in monetary loss to the Company, you may be required to reimburse the Company for that loss. If you are involved in a violation, factors such as whether you reported the violation and the degree of cooperation displayed by you in any related investigation may be given consideration when possible corrective action is considered.

Amendments and Waivers

This Guide may be amended by the Delhaize Group Board of Directors at any time without advance notice. Any request for a waiver of any provision of this Guide must be submitted in writing to the Delhaize Group Office of Compliance and Ethics, which has the authority to grant a waiver. In the event that a waiver of any provision of this Guide is granted for any member of the Delhaize Group Board of Directors, an executive officer of Delhaize Group, or a senior executive officer of an operating company, the Chief Compliance and Ethics Officer of Delhaize Group will notify the chairperson of the Audit Committee of the Delhaize Group Board of Directors. Any such waivers will be promptly disclosed to the extent required by applicable law.

Important Contact Information

>>	Your direct supervisor or management

>>	Your local compliance coordinator

>>	Your local Human Resources or Legal Department

>>	Your Office of Compliance and Ethics

>	By e-mail: Compliance@delhaizegroup.com

>	By mail:

Office of Compliance and Ethics

40 Square Marie Curie,

1070 Brussels, Belgium

(mail to this box is delivered unopened to the Office of Compliance and Ethics)

>	By phone: +32 2 412 86 59

>	By secure fax: +32 2 412 83 89

>>	Compliance and Ethics helpline

>	Online: www.ethicspoint.com

>	By phone:

US banners: +1 866 294 5682

Belux banners: + 32 2 412 24 14

Greek banners: +30 210 6608111

Romanian banners: +40 21 224 66 77

Indonesian banners: +62 21 69 83 33 31

In addition to contacting any of the above, you may report concerns regarding questionable accounting, internal financial controls and auditing matters to the following persons:

Delhaize Group Vice President of Internal Audit

>	By email: InternalAudit@delhaizegroup.com

>	By mail:

40 Square Marie Curie,

1070 Brussels, Belgium

>	By phone: +32 2 412 85 12

Chairman of Delhaize Group Audit Committee

>	Please refer to our web site for contact information (http://www.delhaizegroup.com)

Delhaize Group may from to time publish on its web site (http://www.delhaizegroup.com) updated telephone numbers and addresses for the contacts listed above.

>>	Published by the Office of Compliance and Ethics

Delhaize Group

40 Square Marie Curie

1070 Brussels, Belgium

>>	In addition to English, this booklet is published in the following languages: Bahasa Indonesian, Dutch, French Greek and Romanian

>>	Only the English version of this Guide is official. The available versions in the other languages represent translations of the English version.

>>	The most current version of this document is available on-line via the World Wide Web: htt;://www.delhaizegroup.com

>>	To reduce the environmental impact, this report was printed on FSC certified paper, proof of responsible forest management. We strongly encourage the consultation of this report via our corporate website www.delhaizegroup.com

>>	Additional printed copies of this Guide may be requested by e-mail at compliance@delhaizegroup.com or by mail to the Office of Compliance and Ethics.

THE RIGHT WAY, EVERY DAY